EXHIBIT 99.1

                 CYTOGEN ARRANGES $20 MILLION OF
              CONVERTIBLE PREFERRED STOCK FINANCING

             Initial Investment will be $7.5 million


PRINCETON, N.J., December 9, 1997 -- CYTOGEN Corporation (NASDAQ: CYTO) todayannounced that it has completed the initial $7.5 million of a financing commitment which totals up to $20 million with a small and select group of private investors. The financing is in the form of a 6% convertible preferred stock which is convertible by the investors at any time and convertible or redeemable by the Company, at its option, in three years. The Company, on satisfaction of certain conditions, has the option to draw down up to an additional $12.5 million with the same investors over the course of the next year. UBS Securities was instrumental in arranging the financing.

Conversions to common stock will be based on the price of CYTOGEN common stock at the time of conversion. Holders may convert, at their option, at either 120 per cent of the average closing bid price during the ten day period preceding closing, or at a stated discount to the price of CYTOGEN common stock at the time of conversion ranging from 5% to 15%, depending on when the conversions occur. No underwriting or placement commissions were paid by the Company.

"We believe this transaction is beneficial to the Company and our stockholders. We have arranged a bridge financing which significantly strengthens our balance sheet and fosters arelationship which enhances our capital financing alternatives. The proceeds will support themarketing efforts for our hallmark products - Quadramet and ProstaScint , development oflate stage products in the pipeline, and provide additional operating capital," stated Thomas J.McKearn, President, Chief Executive Officer and Chairman of CYTOGEN. "We will continueto assess our longer term capital needs as well as reduce our cash burn rate as we guide theCompany toward profitability."

For the most current news on CYTOGEN and a current listing of PIE sites, visit the Company'sweb site at www.cytogen.com, or call
1-800-758-5804, extension 224650, to receive news releases by facsimile.

CYTOGEN is a biopharmaceutical company engaged in the development, manufacture and commercialization of products for the targeted delivery of diagnostic and therapeutic substances directly to disease sites. CYTOGEN has demonstrated its ability to develop new technology from early discovery through clinical development, regulatory approval and commercial-scale biologic manufacturing.

Information in this press release which is not historical is forward looking and involves risks and uncertainties. Actual results may differ materially, for reasons discussed in the Company's filings with the Securities and Exchange Commission, including risks related to the market price of the Company's Common Stock and the commercial success of its products.

                               ###